                                                                     EXHIBIT 4.5



                           PLATINUM technology, inc.

                                   RESTATED

                         BROAD-BASED STOCK OPTION PLAN

                        TABLE OF CONTENTS

                                                                    Page
                                                                    ----
ARTICLE I

     ESTABLISHMENT.................................................... 1
     1.1    Purpose................................................... 1

ARTICLE II

     DEFINITIONS...................................................... 1
     2.1    "Affiliate"............................................... 1
     2.2    "Agreement"............................................... 1
     2.3    "Beneficiary"............................................. 1
     2.4    "Board of Directors" or "Board"........................... 1
     2.5    "Cause"................................................... 2
     2.6    "Change in Control" and "Change in Control Price"......... 2
     2.7    "Code" or "Internal Revenue Code"......................... 2
     2.8    "Commission".............................................. 2
     2.9    "Committee"............................................... 2
     2.10   "Common Stock"............................................ 2
     2.11   "Company"................................................. 2
     2.12   "Disability".............................................. 2
     2.13   "Effective Date".......................................... 3
     2.14   "Exchange Act"............................................ 3
     2.15   "Fair Market Value"....................................... 3
     2.16   "Grant Date".............................................. 3
     2.17   "NASDAQ".................................................. 3
     2.18   "Option Period"........................................... 3
     2.19   "Option Price"............................................ 3
     2.20   "Participant"............................................. 3
     2.21   "Performance Option"...................................... 4
     2.22   "Plan".................................................... 4
     2.23   "Representative".......................................... 4
     2.24   "Retirement".............................................. 4
     2.25   "Rule 16b-3".............................................. 4
     2.26   "Securities Act".......................................... 4
     2.27   "Stock Option" or "Option"................................ 4
     2.28   "Termination of Employment"............................... 4

ARTICLE III

     ADMINISTRATION................................................... 5
     3.1    Committee Structure and Authority......................... 5

                                                                        Page
                                                                        ----
ARTICLE IV

     STOCK SUBJECT TO PLAN...............................................  7
     4.1    Number of Shares.............................................  7
     4.2    Release of Shares............................................  7
     4.3    Restrictions on Shares.......................................  8
     4.4    Stockholder Rights...........................................  8
     4.5    Reasonable Efforts To Register...............................  8
     4.6    Anti-Dilution................................................  9

ARTICLE V

     ELIGIBILITY.........................................................  9
     5.1    Eligibility..................................................  9

ARTICLE VI

     STOCK OPTIONS....................................................... 10
     6.1    General...................................................... 10
     6.2    Grant and Exercise........................................... 10
     6.3    Terms and Conditions......................................... 10
     6.4    Termination by Reason of Death............................... 12
     6.5    Termination by Reason of Disability.......................... 12
     6.6    Other Termination............................................ 12
     6.7    Cashing Out of Option........................................ 12

ARTICLE VII

     PERFORMANCE OPTIONS................................................. 13

ARTICLE VIII

     PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN.............. 13
     8.1    Limited Transfer During Offering............................. 13
     8.2    Committee Discretion......................................... 13
     8.3    No Company Obligation........................................ 13

ARTICLE IX

     CHANGE IN CONTROL PROVISIONS........................................ 14
     9.1    Impact of Event.............................................. 14
     9.2    Definition of Change in Control.............................. 14
     9.3    Change in Control Price...................................... 15

                                                                      Page
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ARTICLE X

     MISCELLANEOUS....................................................  15
     10.1   Amendments and Termination................................  15
     10.2   Stand-Alone, Additional, Tandem and Substitute Options....  16
     10.3   Form and Timing of Payment Under Options; Deferrals.......  16
     10.4   Unfunded Status of Plan; Limits on Transferability........  17
     10.5   General Provisions........................................  17
     10.6   Mitigation of Excise Tax..................................  18
     10.7   Rights with Respect to Continuance of Employment..........  19
     10.8   Options in Substitution for Options Granted by Other
            Corporations..............................................  19
     10.9   Procedure for Adoption....................................  19
     10.10  Procedure for Withdrawal..................................  19
     10.11  Delay.....................................................  20
     10.12  Headings..................................................  20
     10.13  Severability..............................................  20
     10.14  Successors and Assigns....................................  20
     10.15  Entire Agreement........................................... 20

 PLATINUM technology, inc. RESTATED BROAD-BASED STOCK OPTION PLAN


                                   ARTICLE I
                                   ---------

                                 ESTABLISHMENT
                                 -------------

     1.1  Purpose.

     The PLATINUM technology, inc. Restated Broad-Based Stock Option Plan ("Plan") is hereby established by PLATINUM technology, inc. ("Company"). The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan is adopted effective as of June 15, 1998.


                                   ARTICLE II
                                   ----------

                                  DEFINITIONS
                                  -----------

     For purposes of the Plan, the following terms are defined as set forth below:

     2.1 "Affiliate" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

     2.2 "Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Option is granted to a Participant.

     2.3 "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Options are transferred if and to the extent permitted hereunder. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

     2.4 "Board of Directors" or "Board" means the Board of Directors of the Company.

     2.5 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause" or a substantially equivalent term, then Cause shall mean (a) any act or omission which the Company believes is of a criminal nature and the result of which the Company believes is detrimental to the interests of the Company or an Affiliate,
(b) the material breach of a fiduciary duty owing to the Company, including, without limitation, fraud or embezzlement, or (c) conduct, or the omission of conduct, on the part of the Participant which constitutes a material breach of any statutory or common-law duty of loyalty to the Company or an Affiliate.

     2.6 "Change in Control" and "Change in Control Price" have the meanings set forth in Sections 9.2 and 9.3, respectively.

     2.7 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed regulations) thereunder and any subsequent Internal Revenue Code.

     2.8 "Commission" means the Securities and Exchange Commission or any successor agency.

     2.9 "Committee" means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

     2.10 "Common Stock" means the shares of the regular voting Common Stock, $.001 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

     2.11 "Company" means PLATINUM technology, inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

     2.12 "Disability" means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

     2.13  "Effective Date" means June 15, 1998.

     2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     2.15 "Fair Market Value" means the fair market value of Common Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value per share of Common Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

     2.16 "Grant Date" means the date as of which an Option is granted pursuant to the Plan.

     2.17 "NASDAQ" means The Nasdaq Stock Market, including the Nasdaq National Market.

     2.18 "Option Period" means the period during which an Option shall be exercisable in accordance with the related Agreement and Article VI.

     2.19 "Option Price" means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3(b).

     2.20 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Option has been granted by the Committee under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term "Participant" shall mean such Representative. The term shall also include a trust for the benefit of the Participant, the Participant's parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the person to whom the Option was originally granted.

     2.21  "Performance Option" means an Option, granted to a Participant under
Article VII hereof, to purchase shares of Common Stock based upon performance criteria specified by the Committee.

     2.22 "Plan" means the PLATINUM technology, inc. Restated Broad-Based Stock Option Plan, as herein set forth and as may be amended from time to time.

     2.23 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant's death; or (d) any person to whom an Option has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

     2.24 "Retirement" means the Participant's Termination of Employment after attaining either the normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or an Affiliate, if the Participant is covered by such a plan, or if the Participant is not covered by such a plan, then age 65.

     2.25 "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

     2.26 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     2.27 "Stock Option" or "Option" means a right, granted to a Participant under Section 6.1 hereof, to purchase Common Stock at a specified price during specified time periods.

     2.28 "Termination of Employment" means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer, independent contractor, director or employee of the Company or of any Affiliate, or to be an officer, independent contractor, director or employee of any entity that provides services to the Company or an Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or a subsidiary of the Company, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A transfer of employment from the Company to an Affiliate, or from an Affiliate to the Company, will not be a Termination of Employment, unless expressly determined by the Committee. A Termination of Employment shall occur for an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate, and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.


                                  ARTICLE III
                                  -----------

                                 ADMINISTRATION
                                 --------------

     3.1 Committee Structure and Authority. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

     Among other things, the Committee shall have the authority, subject to the terms of the Plan:

          (a) to select those persons to whom Options may be granted from time to time;

          (b) to determine whether and to what extent Options are to be granted hereunder;

          (c) to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

          (d) to determine the terms and conditions of any Option granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration, forfeiture or waiver regarding any Option, any performance criteria and the satisfaction of each criteria);

          (e) to adjust the terms and conditions, at any time or from time to time, of any Option, subject to the limitations of Section 10.1;

          (f) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Option shall be deferred;

          (g) to determine under what circumstances an Option may be settled in cash or Common Stock;

          (h) to provide for the forms of Agreements to be utilized in connection with the Plan;

          (i) to determine whether a Participant has a Disability or a Retirement;

          (j) to determine what securities law requirements are applicable to the Plan, Options and the issuance of shares of Common Stock under the Plan and to require of a Participant that appropriate action be taken with respect to such requirements;

          (k) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Options;

          (l) to interpret and make final determinations with respect to the remaining number of shares of Common Stock available under this Plan;

          (m) to require, as a condition of the exercise of an Option or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any Federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

          (n) to determine whether and with what effect a Participant has incurred a Termination of Employment;

          (o) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

          (p) to determine the restrictions or limitations on the transfer of Common Stock;

          (q) to determine whether an Option is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

          (r) to determine the permissible methods of Option exercise and payment, including cashless exercise arrangements;

          (s) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

          (t) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Option issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Options granted at different times or to different Participants.

     Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Option, may be made at the time of the grant of the Option or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No determination shall be subject to de novo review if challenged in court.


                                  ARTICLE IV
                                  ----------

                             STOCK SUBJECT TO PLAN
                             ---------------------

     4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Options under the Plan shall be Fifteen Million (15,000,000) shares of Common Stock authorized for issuance. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     4.2 Release of Shares. If any shares of Common Stock that are subject to any Option cease to be subject to an Option or are forfeited, if any Option otherwise terminates without issuance of shares of Common Stock being made to the Participant, or if any shares (whether or not restricted) of Common Stock are received by the Company in connection with the exercise of an Option, including the satisfaction of tax withholding obligation, such shares, in the discretion of the Committee, may again be available for distribution in connection with Options under the Plan.

     4.3 Restrictions on Shares. Shares of Common Stock issued in conjunction with an Option shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in an Agreement. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange or NASDAQ (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under Federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and
(iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction with respect to the exercise of an Option. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Option to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

     4.4 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Option until, after proper exercise of the Option or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred. Upon exercise of the Option or any portion thereof and payment of the Option Price, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official stockholder records, except as provided herein or in an Agreement.

     4.5 Reasonable Efforts To Register. The Company will use its reasonable efforts to file with the Commission a registration under the Securities Act, covering the Common Stock issuable upon exercise of Options, on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the applicable rules and regulations, as soon as the Committee, in its sole discretion, shall deem such registration appropriate. The Company will use its reasonable efforts to cause the registration statement to become effective and will file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earliest of (a) the expiration of the Option Period of the last Option outstanding, (b) the date the Company is no longer a reporting company under the Exchange Act and (c) the date all outstanding Options have been exercised.

     4.6 Anti-Dilution. In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company stock offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee shall adjust or substitute, as the case may be, the number of shares of Common Stock available for Options under the Plan, the number of shares of Common Stock covered by outstanding Options, the exercise price per share of outstanding Options, and performance conditions and any other characteristics or terms of the Options as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares.


                                   ARTICLE V
                                   ---------

                                  ELIGIBILITY
                                  -----------

     5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Options shall be those persons who are directors, officers, employees and consultants of the Company or any Affiliate or subsidiary of the Company, who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its subsidiaries. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Options and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the terms and conditions of the Option, the Committee may give consideration to the person's functions and responsibilities, the person's contributions to the Company and its subsidiaries, the value of the individual's service to the Company and its subsidiaries and such other factors deemed relevant by the Committee. The Committee may designate in writing any person who is not eligible to participate in the Plan if such person would otherwise be eligible to participate in this Plan (and members of the Committee are expressly excluded from participation in the Plan).

                                  ARTICLE VI
                                  ----------

                                 STOCK OPTIONS
                                 -------------

     6.1 General. The Committee shall have authority to grant Stock Options under the Plan at any time or from time to time. Stock Options granted hereunder are not intended to be, and are not designated as, "incentive stock options" within the meaning of Section 422 of the Code. Stock Options granted hereunder shall be taxable pursuant to Section 83 of the Code. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements), including, without limitation, payment of the Option Price.

     6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Committee determines. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant.

     6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

          (a) Option Period. The Option Period of each Stock Option shall be fixed by the Committee; provided that no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted.

          (b) Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be determined by the Committee; provided, however, that the Option Price per share shall be not less than the Fair Market Value per share on the date the Option is granted.

          (c) Exercisability. Subject to Section 9.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

          (d) Method of Exercise. Subject to the provisions of this Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If set forth in the applicable Agreement or otherwise approved by the Committee, payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price;
     (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee and permitted in accordance with Section 6.3(e); (iii) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (iv) by any combination of the foregoing. No shares of Common Stock shall be issued until full payment therefor, as determined by the Committee, has been made. A Participant shall have all of the rights of a stockholder of the Company holding the class of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and such shares have been recorded on the Company's official stockholder records as having been issued or transferred.

          (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the discretion of the Committee, the Company may at the request of the Participant:

               (i) lend to the Participant an amount equal to such portion of the Option Price as the Committee may determine; or

               (ii) guarantee a loan obtained by the Participant from a third-party for the purpose of tendering the Option Price.

     The terms and conditions of any loan or guarantee, including the term, interest rate and any security interest thereunder and whether the loan shall be with recourse, shall be determined by the Committee, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of the aggregate Fair Market Value per share of the Common Stock on the date of exercise, less the par value of the shares of Common Stock to be purchased upon the exercise of the Option, or the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

          (f) Non-transferability of Options. Except as otherwise provided in an Agreement or determined by the Committee, no Stock Option or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant.

     6.4 Termination by Reason of Death. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to death, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable for a period of ninety
(90) days following the date of the appointment of a Representative (or such other period or no period as the Committee may specify) or until the expiration of the Option Period, whichever period is the shorter.

     6.5 Termination by Reason of Disability. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to a Disability, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable by the Participant for the period of ninety (90) days (or such other period or no period as the Committee may specify) immediately following the date of such Termination of Employment or until the expiration of the Option Period, whichever period is shorter, and the Participant's death at any time following such Termination of Employment due to Disability shall not affect the foregoing.

     6.6 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to Retirement, or the Termination of Employment is involuntary on the part of the Participant (but is not due to death or Disability or with Cause), any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the period of ninety (90) days commencing with the date of such Termination of Employment or until the expiration of the Option Period, whichever period is shorter. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment which is either
(a) voluntary on the part of the Participant (and is not due to Retirement) or
(b) with Cause, the Option shall terminate immediately. The death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the time permitted to exercise an Option.

     6.7 Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of any exercised Stock Option with respect to which at least six months have elapsed since the Grant Date (such limitation shall not apply to an Option granted to a Participant who has subsequently died), by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the Option over the Option Price, times the number of shares of Common Stock subject to the Option on the effective date of such cash-out.


                                  ARTICLE VII
                                  -----------

                              PERFORMANCE OPTIONS
                              -------------------

     The right of a Participant to exercise or receive a grant or settlement of any Option, and its timing, may be subject to performance conditions specified by the Committee. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Option subject to performance conditions.


                                  ARTICLE VIII
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             PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN
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     8.1 Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly pursuant to an exercise of any Option.

     8.2 Committee Discretion. The Committee may, in its sole discretion, include in any Agreement an obligation that the Company purchase a Participant's shares of Common Stock received upon the exercise of an Option (including the purchase of any unexercised Options which have not expired), or may obligate a Participant to sell shares of Common Stock to the Company, upon such terms and conditions as the Committee may determine and set forth in an Agreement. The provisions of this Section 8.2 shall be construed by the Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee may from time to time determine. Notwithstanding any provision herein to the contrary, the Company may, upon determination by the Committee, assign its right to purchase shares of Common Stock under this Section 8.2, whereupon the assignee of such right shall have all the rights, duties and obligations of the Company with respect to purchase of the shares of Common Stock.

     8.3 No Company Obligation. None of the Company, an Affiliate or the Committee shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Option, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Option or the Company's purchase of Common Stock or an Option from such holder in accordance with the terms hereof.

                                   ARTICLE IX
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                          CHANGE IN CONTROL PROVISIONS
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     9.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Agreement, in the event of a Change in Control (as defined in Section 9.2):

          (a) Any Stock Options outstanding as of the date such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

          (b) The performance goals and other conditions with respect to any outstanding Performance Option shall be deemed to have been satisfied in full, and such Option shall be fully distributable, if and to the extent provided by the Committee in the Agreement relating to such Option or otherwise.

          (c) Notwithstanding any other provision of the Plan, unless the Committee shall provide otherwise in an Agreement, a Participant shall have the right, whether or not the Option is fully exercisable or may be otherwise realized by the Participant, by giving notice during the 60-day period from and after a Change in Control to the Company, to elect to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the "Change in Control Price" (as defined in Section 9.3) per share of Common Stock on the date of such election shall exceed the amount which the Participant must pay to exercise the Option per share of Common Stock under the Option (the "Spread"), multiplied by the number of shares of Common Stock granted under the Option as to which the right granted under this
     Section 9.1 shall have been exercised.

     9.2 Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than the greater of (i) twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities or (ii) the percentage of the combined voting power of the Company's then outstanding securities which equals (A) ten percent (10%) plus (B) the percentage of the combined voting power of the Company's outstanding securities held by such corporation, person or entity on the Effective Date; (b)(i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) the stockholders of the Company approve a plan of liquidation of the Company; or (d) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

     9.3 Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (a) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer, merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company (in each case a "Corporate Transaction"), the highest price per share of Common Stock paid in such Corporate Transaction. To the extent that the consideration paid in any such Corporate Transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.


                                   ARTICLE X
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                                 MISCELLANEOUS
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     10.1 Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under a Stock Option theretofore granted without the Participant's consent.

     The Committee may amend the Plan at any time provided that (a) no amendment shall impair the rights of any Participant under any Option theretofore granted without the Participant's consent, and (b) any amendment shall be subject to the approval or rejection of the Board.

     The Committee may amend the terms of any Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent or reduce an Option Price.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Options which qualify for beneficial treatment under such rules without stockholder approval. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interests accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interests accounting shall be available, including the substitution of Common Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interests accounting.

     10.2 Stand-Alone, Additional, Tandem and Substitute Options. Options granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Option or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Options may be granted at any time. If an Option is granted in substitution or exchange for another Option or award, the Committee shall require the surrender of such other Option or award in consideration for the grant of the new Option. In addition, Options may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary, in which the Fair Market Value of Common Stock subject to the Option is equivalent in value to the cash compensation, or in which the exercise price of the Option is equal to the Fair Market Value of the underlying Common Stock minus the value of the cash compensation surrendered.

     10.3 Form and Timing of Payment Under Options; Deferrals. Subject to the terms of the Plan and any applicable Agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or settlement of an Option may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Options or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Option may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10.1 of the Plan) or permitted at the election of the Participant. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the granting or crediting of dividend equivalents in respect of installment or deferred payments denominated in Common Stock.

     10.4 Unfunded Status of Plan; Limits on Transferability. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Unless otherwise provided in this Plan or in an Agreement, no Option shall be subject to the claims of Participant's creditors, and no Option may be transferred, assigned, alienated or encumbered in any way other than by will or the laws of descent and distribution or to a Representative upon the death of the Participant.

     10.5  General Provisions.

          (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

          (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

          (c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Option, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement, provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

          (d) Representation. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

          (e) Controlling Law. The Plan and all Options made and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois (other than its law respecting choice of law), except to the extent the General Corporation Law of the State of Delaware would be mandatorily applicable. The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

          (f) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

          (g) Fail Safe. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any transaction under the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. The Committee may authorize the repurchase of any Option or shares of Common Stock resulting from any Option in order to prevent a person from incurring or potentially incurring liability under Section 16(b) of the Exchange Act.

     10.6 Mitigation of Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 10.6), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments"), would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 10.6 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes.

     10.7 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual's becoming a Participant in this Plan.

     10.8 Options in Substitution for Options Granted by Other Corporations. Options (including cash in respect of fractional shares) may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Options so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

     10.9 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

     10.10 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such Affiliate, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

     10.11 Delay. If at the time a Participant incurs a Termination of Employment (other than due to Cause) or if at the time of a Change in Control, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan or an Agreement to the extent necessary to avoid the imposition of liability shall be suspended and delayed during the period the Participant would be subject to such liability, but not more than six (6) months and one (1) day and not to exceed the Option Period, whichever is shorter. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company.

     10.12 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     10.13 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

     10.14 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

     10.15 Entire Agreement. This Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of this Plan shall control.